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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-35325 of World Color Press, Inc. on Form S-3 of our report dated February 5, 1997, appearing in the Prospectus, which is part of this Registration Statement, and to the incorporation by reference of our reports dated February 5, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of World Color Press, Inc. for the year ended December 29, 1996.


We also consent to the reference to us under the headings "Summary Financial Data" and "Experts" in such Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
October 3, 1997